EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of March __, 2023 and effective as of January 1, 2023 (the “Effective Date”), by and between Data Storage Corporation, a Nevada corporation, together with such subsidiaries of the Company as may from time to time exist (the “Company”), and Charles M. Piluso, Chief Executive Officer, an individual (the “Executive”). The Company and Executive are hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party.”

WITNESSETH:

A.             WHEREAS, Executive has experience and expertise applicable to employment with Company to perform as the Chief Executive Officer of the Company, and the Company has agreed to employ Executive and Executive has agreed to enter into such employment, on the terms set forth in this Agreement.

B.              WHEREAS, Executive acknowledges that this Agreement is necessary for the protection of the Company’s investment in its business, good will, methods of operation, information, and relationships with customers and other employees.

C.               WHEREAS, the Company acknowledges that Executive desires definition of his compensation and benefits, and other terms of his employment.

NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:

     1.   Employment. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth.

       2.       Duties and Responsibilities.

(a)          Position and Duties. Commencing as of the Effective Date, Executive shall serve in the position of Chief Executive Officer.

(b)         During the Employment Term, Executive shall (i) be subject to all of the Company’s and its subsidiaries’ policies, rules and regulations applicable to its executives, and (ii) perform such duties commensurate with (a) Executive’s position as shall be assigned to Executive and/or (b) the standard roles and responsibilities of the position with regard to the organization.

(c)          Standard of Performance. Executive agrees that he will at all times faithfully and industriously and to the best of his ability, experience, and talents perform all the duties that may be required pursuant to the terms of this Agreement and consistent with his position. Such duties shall be performed at such place or places as the interests, needs, business, and opportunities of the Company shall reasonably require or render advisable.

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(d)          Exclusive Service.

(i) Executive shall devote his time to the performance of his duties under this Agreement (reasonable absences during holidays and vacations excepted), and shall not, without the prior written consent of the Company, render to others any service of any kind (whether or not for compensation) that, in the opinion of the Company, would materially interfere with the performance of his duties under this Agreement, and

(ii) Executive shall not, without the prior written consent of the Company, maintain any affiliation with, whether as an agent, consultant, executive, officer, director, trustee or otherwise, nor shall he directly or indirectly render any services of an advisory nature or otherwise to, or participate or engage in, any other business activity.

(iii) Executive holds an ownership stake in Nexxis Capital LLC (“Nexxis Capital”), an entity formed to purchase equipment and provide leases to Nexxis Inc.’s customers. Notwithstanding anything in this Agreement to the contrary, the Company and Executive acknowledge and agree that Executive has been, and shall be permitted to continue, providing services to Nexxis Capital as long as the provision of such services does not materially interfere with the performance of Executive’s duties under this Agreement.

3.        Term of Employment. This Agreement and the employment relationship and terms hereunder shall continue from the Effective Date for (i) an initial term of 3 years (the “Initial Term”) to be automatically renewed for consecutive one-year terms at the end of the Initial Term unless either party gives at least 90 days written notice of its intention not to renew prior to the expiration of a term, or (ii) until Executive’s employment is terminated by either the Company or Executive pursuant to Section 5 (the “Employment Term”).

4.        Compensation.

(a)          Base Salary, Equity Compensation and Bonus Plans. During the Employment Term, the Company shall pay the amounts and provide the benefits described on Schedule A attached hereto, and Executive agrees to accept such amounts and benefits in full payment for Executive’s services under this Agreement. For the period of time between January 1, 2023 and the execution of this Agreement, Executive will receive a one-time lump sum payment for any unpaid Base Salary. This lump sum payment will be paid in accordance with the Company’s regular payroll practices, and will be paid out less all federal, state and local withholdings.

(b)          Fringe Benefits. Subject to Section 4(c) below, Executive will be entitled:

1.        to participate, on the same basis as other executives of the Company, in any medical, dental, vision, life, short-term and long-term disability insurance and flexible spending accounts (subject to certain co-payments by Executive). Executive’s participation in such plans shall be subject to all terms and conditions of such plans, including Executive’s ability to satisfy any medical or health requirements imposed by the underwriters of any insurance policies paid to fund the plans; and

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2.        to participate, on the same basis as other executives of the Company, in the Company’s 401(k) plan, with said participation subject to all terms and conditions of such plans.

(c)         Deductions from Compensation. The Company shall deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

5.        Termination of Employment Term. Executive’s employment under the terms of this Agreement may terminate upon the occurrence of any of the following:

5.1            Termination for Cause. At the election of the Company, for “Cause,” upon written notice by the Company to Executive. For the purposes of this Section, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

a.               Executive has failed or refused to perform his assigned duties for the Company, its affiliates or subsidiaries; or

b.               Executive has engaged in fraud, dishonesty, misconduct injurious to the business or reputation of the Company or its subsidiaries or gross negligence, or otherwise acted in willful disregard for the Company’s or its subsidiaries’ best interest; or

c.               Executive’s conviction of or pleading guilty or nolo contendere to, any misdemeanor that causes the Company or its subsidiaries material public disgrace or disrepute or related to the Company’s or its subsidiaries’ business, or to any felony; or

d.              Executive’s willful material breach of this Agreement or a willful breach of a fiduciary duty owed to the Company or its subsidiaries, including, but not limited to, Executive seizing an opportunity for himself instead of offering such opportunity to the Company or its subsidiaries if it is within the scope of the Company’s or its subsidiaries’ business; or

e.              Executive’s use of drugs, alcohol, or other related substances that is materially injurious to the Company or its subsidiaries; or

f.               Executive’s violation of any law regarding employment discrimination or sexual harassment, as determined by either a court, arbitrator or governmental agency; or

g.              Executive’s material breach of this Agreement, or a violation of the Company’s or its subsidiaries’ code of conduct or other written employment policy, or Executive’s insubordination or failure to abide by the directive of the Company’s executive leadership team.

Provided that any such Cause, except for Cause pursuant to subsections 5.1(b), (c) or (f), or shall not constitute Cause unless the Company has provided Executive with: (x) written notice of the acts or omissions giving rise to a termination of his employment for Cause; (y) the opportunity to correct the act or omission within 30 days after receiving the Company’s notice (the “Cure Period”); and (z) a meaningful opportunity to be heard before the Board of Directors of the Company (the “Board of Directors”) with Executive’s counsel present at least two business days prior to the Board of Director’s decision to terminate the Executive’s employment for Cause. The Company reserves its rights to suspend the Executive, with or without pay, pending any investigation by the Board of Directors of any conduct that the Board of Directors reasonably suspects constitutes a termination for cause under this Agreement. Notwithstanding anything to the contrary contained herein, the Executive’s right to cure as set forth this Section shall not apply if there are habitual breaches of such provision by the Executive. Upon Executive’s termination for Cause, all unvested stock awards, including restricted stock and option awards, subject to this Agreement shall be immediately forfeited.

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5.2             Voluntary Termination by the Company. At the election of the Company, without Cause.

5.3             Death or Disability. Upon the death or disability of Executive. As used in this Agreement, “disability” shall occur when Executive, due to a physical or mental disability, for a period of 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. However, upon Executive’s Death or Disability, all stock awards, including restricted stock and option awards, subject to this Agreement shall be immediately vested as of the date of such Disability or Death, whichever is applicable, and shall be delivered, subject to any requirements under this Agreement, to the Executive or the Executive’s designated or appointed representative, in the event of his Disability, or in the event of the Executive’s Death, to the beneficiary or beneficiaries designated by the Executive, or if the Executive has not so designated any beneficiary(ies), or no designated beneficiary survives the Executive, such shares shall be delivered to the personal representative of the Executive’s estate.

5.4             Voluntary Termination by Executive for Good Reason. Subject to the notice and cure periods set forth in Section 6.5, at the election of Executive for “Good Reason” (as defined below), upon written notice by the Executive to the Company.

5.5           Voluntary Termination by Executive Without Good Reason. At the election of Executive, without Good Reason, upon not less than two (2) weeks prior written notice by him to the Company. However, the Company, upon receipt of written notice that the Executive is terminating his employment, may demand that the Executive immediately vacates the Company’s premises.

                  6.          Effect of Termination.

6.1            Termination by the Company for Cause, at the Election of Executive Without Good Reason, or by Death or Disability. In the event that Executive’s employment is terminated by the Company for Cause, the Company shall have no further obligations under this Agreement other than to pay to Executive his Base Salary and accrued vacation through the last day of Executive’s actual employment by the Company.

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In the event that Executive’s employment is terminated upon Executive’s death or disability, or at the election of Executive Without Good Reason, the Company shall have no further obligations under this Agreement other than (i) to pay to Executive, in a single lump sum upon such termination, any Base Salary and accrued vacation through the last day of Executive’s actual employment by the Company, less all applicable federal, state and local withholdings and (ii) to pay to Executive, in a single lump sum, less all applicable federal, state and local withholdings, a pro rata portion of any bonus set forth in Schedule A, Section 3(i) (to the extent earned prior to such termination), for the fiscal year in which the termination occurs.

6.2           Voluntary Termination by the Company Without Cause, or by the Executive for Good Reason. In the event that Executive’s employment is terminated during the term of this Agreement by the Company Without Cause, or by Executive’s resignation for Good Reason, and Executive executes a release in favor of the Company, not later than 30 days after Executive’s employment terminates (or such other time period as required by applicable law), and the period in which Executive is entitled to revoke such release has expired without any such revocation, then the Company shall pay the amount set out in Appendix A, Section 4(ii). In addition, the Company shall continue Executive’s coverage under and its contributions towards Executive’s health care, dental, and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for the twelve-month period following Executive’s last day of employment; provided, however, that Executive shall be required to make the full payment of any Continuation of Health Coverage (COBRA) benefits and submit such COBRA expenses for reimbursement by the Company within thirty (30) days of making such payment. In the event that COBRA expenses are not submitted for reimbursement to the Company within thirty (30) days of Executive paying for such COBRA expenses, Executive shall not be entitled to reimbursement. Notwithstanding the foregoing, subject to any overriding laws, the Company shall not be required to provide any health care, dental, or life insurance benefit otherwise receivable by Executive if Executive is actually covered or becomes covered from another source. Any such benefit made available to Executive shall be reported to the Company.

6.3            Notwithstanding any other provision of this Agreement with respect to the timing of payments under Section 6, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 6 or Appendix A, which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of Section 6, as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 6 or Appendix A, as thereafter applicable.

6.4             Upon Executive’s termination by the Company Without Cause during the term of this Agreement, or as a result of Executive’s resignation for Good Reason during the term of this Agreement, all stock options or other similar equity compensation granted by the Company and then held by Executive shall be accelerated and become fully vested and exercisable as of the date of Executive’s termination. Notwithstanding anything herein to the contrary, if Executive is terminated by the Company Without Cause or by the Executive’s resignation for Good Reason within twenty-four months of a Change in Control (as defined below), all stock options or other similar equity compensation granted by the Company and then held by Executive shall be accelerated and become fully vested and exercisable as of the date of Executive’s termination.

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6.5            As used in this Agreement, “Good Reason” means, without Executive’s written consent, a “material reduction” in excess of ten percent (10%) of the Executive’s Base Salary, Equity Incentives and Annual Bonus Plans. The Executive must (i) provide notice to the Company of the purported event giving rise to Good Reason within thirty (30) days after it occurs, (ii) provide the Company with sixty (60) days to cure, and (iii) if not cured, resign within thirty (30) days after the end of the cure period.

6.6             As used in this Agreement, and restated from the Company’s Stock Incentive Program, “Change in Control” shall be deemed to have occurred if any one of the following events shall occur:

(i)              Any Person becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of Common Stock representing more than 50% of the total number of votes that may be cast for the election of directors of the Company;

(ii)             The consummation of any merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity;

(iii)            Within any 12-month period beginning on or after the Effective Date, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board (or the board of directors of any successor to the Company); provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Rule 14a-11 promulgated under the Exchange Act or any successor provision; or

(iv)           the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

6.7 The provisions of this Section 6 and the payments provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code, and shall be interpreted and administered consistent with such intent. To the extent required for compliance with Section 409A, references in this Agreement to a “termination of employment” shall mean a “separation of service” as defined by Section 409A. It is further intended that each installment of the payments provided hereunder shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

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6.8            Section 280G Excise Tax for Covered Payments.

(a)             Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its subsidiaries to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 6 be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.

(b)             Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(i)        the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(ii)       all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(c)             If, notwithstanding the initial application of this Section 6.8, the Internal Revenue Service determines that any Covered Payment constitutes an excess parachute payment (as defined by Section 280G(b) of the Code), this Section 6.8 will be reapplied based on the Internal Revenue Service’s determination, and the Executive will be required to promptly repay the portion of the Covered Payments required to avoid imposition of the Excise Tax, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Executive’s receipt of the excess payments until the date of repayment.

(d)             Any determination required under this Section 6.8, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 6.8. The Company’s determinations shall be final and binding on the Company and the Executive.

6.9            Other Obligations. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign or be automatically terminated, as applicable, from any position as an officer, director or fiduciary of the Company, or any of the Company’s subsidiaries.

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7.	Covenants of Executive.

(a)          Executive will truthfully and accurately make, maintain and preserve all records and reports that the Company may from time-to-time reasonably request or require.

(b)          Executive will obey all rules, regulations and reasonable special instructions applicable to Executive, and will be loyal and faithful to the Company, and its subsidiaries at all times, constantly endeavoring to improve Executive’s ability and knowledge of the business in an effort to increase the value of Executive’s services to the mutual benefit of the Parties.

(c)          Executive will make available to the Company any and all of the information of which Executive has knowledge relating to the business of the Company or any of its subsidiaries and will make all suggestions and recommendations which Executive feels will be of benefit to the Company.

(d)          Executive will fully account for all money, records, goods, wares and merchandise or other property belonging to the Company, and the Company’s subsidiaries of which Executive has custody, and will pay over and deliver the same promptly whenever and however he may be reasonably directed to do so.

(e)          Executive agrees that upon termination of his employment hereunder he will immediately surrender and turn over to the Company all books, records, forms, specifications, formulae, data, processes, papers and writings related to the business of the Company, and its subsidiaries, and all other property belonging to the Company, and its subsidiaries, including, but not limited to, computers, phones, and electronic storage devices, together with all copies of the foregoing, it being understood and agreed that the same are the sole property, directly or indirectly, of the Company.

(f)           Executive understands that in his performing work for the Company, he will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to Executive has an obligation of confidentiality. Rather, Executive further understands that he will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Executive agrees that he will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive has an obligation of confidentiality. Executive hereby represents that he has disclosed to the Company any contract he has signed that may restrict Executive’s activities on behalf of the Company.

(g)          Executive acknowledges and understands that the securities of the Company are publicly traded and subject to various securities rules as well rules related to the exchanges upon which they are traded. As a result, Executive acknowledges and agrees that (i) he is required under applicable securities laws to refrain from trading in securities of the Company while in possession of material nonpublic information and to refrain from disclosing any material nonpublic information to anyone except as permitted by this Agreement in connection with the performance of Executive’s duties hereunder, and (ii) he will communicate to any person to whom Executive communicates any material nonpublic information that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

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8.        Restrictive Covenants.

8.1     Proprietary Information.

(a)     Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, customer and supplier lists, and marketing strategies. Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(b)    Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

(c)     Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

(d)        Notwithstanding anything to the contrary contained herein, nothing in this Non-Interference Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order..

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8.2    Inventions.

(a)         Disclosure. Executive shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or un-patentable, copyrightable or un-copyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an “Invention”) Executive may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) to any invention related to the general line of business engaged in by the Company or to which the Company planned to enter during the period of Executive’s employment with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; and (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form.

(b)        Assignment of Inventions to Company Exemption of Certain Inventions. Executive hereby assigns to the Company without royalty or any other further consideration Executive’s entire right, title and interest in and to all Inventions which Executive conceives, makes, develops or works on during employment and for one year thereafter, except as limited by 8.2(a) above and those Inventions that Executive develops entirely on Executive’s own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Executive for the Company.

(c)         Records. Executive will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company.

(d)        Patents. Executive will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 8.2. Executive further agrees that his obligations under this Section shall continue beyond the termination of his employment with the Company, but if he is called upon to render such assistance after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

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8.3 No-Competition And Non Solicitation.

(a)         The Executive acknowledges that (i) in the course of the Executive’s employment with the Company, the Executive (1) has the primary duty of managing the enterprise in which the Executive works (or a recognized department or subdivision thereof); and (2) performs the duties of a key employee, (ii) the Company has one or more legitimate business interests justifying enforcement in full of the restrictive covenants provided for herein, including but not limited to the protection of its Proprietary Information and trade secrets, relationships with customers, clients, employees, vendors, and other business partners, and a stable employee workforce, (iii) the Executive has had and will continue to have access to trade secrets and other confidential information of the Company, which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (iv) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such trade secrets and confidential information, (v) the Company has substantial relationships with its customers and the Executive has had and will continue to have access to these customers, (vi) the Executive has received and will receive specialized training from the Company and (vii) the Executive has generated and will continue to generate goodwill for the Company in the course of the Executive’s employment. Accordingly, in consideration for this Agreement and continued employment with the Company, during the Executive’s employment hereunder and for a period of twelve months thereafter, the Executive undertakes and agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged or preparing to be engaged in any business, activity, enterprise or venture that conducts activities or provides products or services of the type conducted, offered or provided by (or that the Company has taken reasonable steps to conduct, offer or provide), or that compete with or are substitutes for any product or service conducted, offered or provided by (or that the Company has taken reasonable steps to conduct, offer or provide), the Company during the Employment Term (a “Competitive Business”) in (x) the United States or (y) any other foreign territory in which the Company conducted business in the twelve months prior to the termination of Executive’s employment with the Company. Notwithstanding the foregoing, nothing in this Section 8, shall prohibit the Executive from being a passive owner of not more than one percent of the equity securities of a publicly traded corporation engaged in a business that is a Competitive Business, so long as the Executive has no active participation in the business of such corporation.

(b)          During the Executive’s employment with the Company and for a period of 12 months after the termination of Executive’s employment for any reason or for no reason, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company, or any of the employees of the Company’s parents, subsidiaries, successors or assigns, to terminate their employment with, or otherwise cease their relationship with, the Company, this provision shall include posting job opportunities for a competitor company on Executive’s social media accounts.

(c)          During the Executive’s employment with the Company and for a period of 12 months after termination of Executive’s employment for any reason or for no reason, Executive will not, directly or indirectly, contact, solicit, divert or take away, or attempt to solicit, contact, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, or of the Company’s parents, subsidiaries, successors or assigns.’

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(d)          Nondisparagement. The Executive agrees not to make (and to cause Executive’s controlled affiliates not to make) any negative comments or otherwise disparage the Company or any of its respective affiliates, subsidiaries, or any of its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company or in truthful testimony given in response to a lawful subpoena or similar court or governmental order.

(e)          Reasonableness Of Covenants. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 8, and has had the opportunity to review its provisions with any advisors as the Executive considered necessary. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Executive is subject to the constraints in Section 8, hereof, the Executive will provide a copy of this Section 8 to such entity, and the Company shall be entitled to share a copy of this Section 8) with such entity or any other entity to which the Executive performs services, and such entity shall acknowledge to the Company in writing that it has read this Section 8. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 8, and that the Executive will reimburse the Company for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 8 if the Company prevails on any material issue involved in such dispute or if the Executive challenges the reasonableness or enforceability of any of the provisions of this Section 8.

(f)           Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state, as the case may be.

(g)          Tolling. In the event of any violation of the provisions of this Section 8, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

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(h)          Survival Of Provisions. The obligations contained in Section 8, shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

(i)            Company. For the purposes of Section 8, Company shall refer to Data Storage Corporation and any of Data Storage Corporation’s subsidiaries, including, but not limited to, Nexxis, Inc., Flagship Solutions Group, and CloudFirst Technologies. “Subsidiaries” means: (i) any person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that person or one or more subsidiaries of that person or a combination thereof. For purposes hereof, a person shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such person shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other business entity.

(j)           Equitable Relief And Other Remedies. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Executive of Section 8 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.

9.        Amendment and Waiver. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought; however, the amount of compensation to be paid to Executive for services to be performed for the Company hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing or affecting this Agreement or the performance by Executive of any of the duties of his employment with the Company. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

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10.      Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) three business days after being received by registered or certified mail, return receipt requested, postage prepaid, or (b) three business days after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in the case of the Company, to its principal office address, and in the case of Executive, to Executive’s residence address as shown on the records of the Company, or may be given by personal delivery thereof.

11.      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be invalid, unenforceable or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, revise, reconstruct or reform such provision in a manner sufficient to cause it to be valid and enforceable.

12.      Entire Agreement. This Agreement, together with the exhibits and schedules annexed hereto, forms the complete and exclusive statement of Executive’s employment agreement with the Company. It supersedes any other agreements, representations or promises made to Executive by anyone, whether oral or written. Changes in Executive’s employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by an officer of the Company.

13.      Forum Selection Clause. All disputes concerning compliance with or the interpretation of this Agreement, or any other aspect of Executive’s employment with the Company or the termination of that employment, shall be filed in the United States District Court, Eastern District of New York, or if the federal court does not hold jurisdiction, the Supreme Court of the State of New York, County of Suffolk.

14.      Recovery of Litigation Costs. Except as provided in Section 8.3(j), if any legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

15.          Successors.

(a)          No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Subject to compliance with the terms of any Company sponsored benefit plan, Executive shall be entitled to select and change a beneficiary or beneficiaries to receive following Executive’s death any benefit or compensation payable hereunder by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary(ies), estate or other legal representative(s).

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(b) This Agreement shall inure to the benefit of and be binding upon the Company, the Company’s subsidiaries, and the Company and its subsidiaries’ successors and assigns.

(c) The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, or any successors of any of the Company’s subsidiaries, divisions or affiliates and any such successor shall be bound by all of the provisions hereof.

16.      Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York without regard to principles of conflicts of laws thereunder.

17.      Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Executive represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Executive has not relied upon any advice from the Company and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Executive further acknowledges that the Company has not made any representations to him with respect to tax issues.

18.      No Punitive Damages. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to seek punitive damages in connection with said dispute.

19.      Multiple Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument. For purposes of this agreement a .pdf, docusign or facsimile signature shall be deemed an original.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

Data Storage Corporation

By:
Name:
Title:

Charles M. Piluso

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SCHEDULE A

Base Salary, Equity Compensation and Bonus Plans

During the Employment Term, the Company shall pay the amounts and provide the benefits described in this Schedule A, and Executive agrees to accept such amounts and benefits in full payment for Executive’s services under this Agreement.

1.            Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) pursuant to the following schedule:

a.	2023: Executive shall receive a base salary at the rate of Two Hundred Twenty Five Thousand dollars ($225,000) per year;

b.	2024: Executive shall receive a base salary at the rate of Two Hundred Thirty Five Thousand dollars ($235,000) per year;

c.	2025: Executive shall receive a base salary at the rate of Two Hundred Sixty Thousand dollars ($260,000) per year.

The annual change in Base Salary shall commence upon approval of the Company’s Board of Directors (the “Board”) or the Compensation Committee (the “Compensation Committee”) of the Board. The Base Salary will be paid in accordance with the customary payroll practices of the Company applicable to executives, and shall be made less all applicable federal, state and local withholdings. During the Employment Term, the Company’s Board or the Compensation Committee shall review the Base Salary and may provide for such upward adjustments in Base Salary, in its sole and absolute discretion, it deems appropriate.

2.            Equity Compensation.

a. Executive is entitled to an equity award in the beginning of each calendar year during the Employment Term with the total value equal to $100,000 (the “Equity Award”). The Equity Award shall be equally split between restricted stock units (the “Restricted Stock Units”) and stock options (the “Stock Options”). The Stock Options shall be issued at a price per share equal to 100% (or 110% in the event the Executive owns 10% or more of the Company’s issued and outstanding common stock) of the fair market price of the Company’s common stock at the day of issuance, under and subject to all of the provisions of the Company’s bona fide stock option plan (the “Plan”) then in effect. The Restricted Stock Units and Stock Options will vest over three years from date of grant with one-third (1/3) of the Restricted Stock Unit and Stock Options vesting on each anniversary of the grant date according to the terms of the Plan and applicable award agreement.

b.  Executive may be granted 75,000 performance share units (the “PSUs”) on the Effective Date. One-third (1/3) of the PSUs shall vest upon the Company’s market capitalization reaching (i) $35,000,000, (ii) $50,000,000 and (iii) $75,000,000 (each a “Market Cap Target”), but no such PSUs shall vest until the first anniversary of the Effective Date; provided, however, that each Market Cap Target must be maintained for at least twenty (20) trading days. Notwithstanding anything herein to the contrary, one-third (1/3) of the PSUs shall be forfeited upon each of the following: (x) the $35,000,000 Market Cap Target is not achieved within 18-months of the Effective Date; (y) the $50,000,000 Market Cap Target is not achieved within 36-months of the Effective Date; and (z) the $75,000,000 Market Cap Target is not achieved within 54-months of the Effective Date.

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3.            Bonus Plans.

(i)              Executive may be eligible to receive a discretionary cash “Performance Bonus” ranging from $75,000 to $300,000, less all applicable federal, state and local withholdings, for each calendar year during the Employment Term. The Performance Bonus is subject to Executive achieving the performance milestones that are established and approved by the Board within 60 days following the beginning of such fiscal year, to be calculated and paid within 30 days after the end of the fiscal year in which such bonus was earned; provided, however, that the Company may delay the calculation and payment of any portion of such bonus which is based on the attainment of a revenue, earnings or similar milestone until the completion of the audit of the Company’s financial statements for the fiscal year in question. The Company may waive the requirement to achieve any or all of the annual milestones based on circumstances determined by the Board.

(ii)             Executive shall further be entitled to participate in such bonus programs and plans as the Company makes available from time to time to the Company’s executives of comparable status, subject to, and to the extent that, Executive is eligible under such bonus programs and plans in accordance with their respective terms.

4.           Severance and Change in Control. Notwithstanding anything in the Agreement to the contrary, Executive shall be entitled to the following payments in the event of termination.

(i)              In the event that Executive is terminated by the Company for Cause, Executive shall not be entitled to any severance payments and all equity awards shall be automatically forfeited. In the event of the Executive’s Death or Disability the Executive’s equity awards shall be treated as set forth in Section 5.3 of the Agreement.

(ii)             In the event that Executive is terminated by the Company Without Cause or by the Executive’s resignation for Good Reason, and Executive executes a general release in favor of the Company, Executive will receive the Executive’s Base Salary, less applicable federal, state and local withholdings, for the remainder of the Employment Term, which Base Salary shall be paid out in accordance with the Company’s typical payroll practices. Executive will not be eligible to receive either any equity compensation, as discussed in Section 2 nor Annual Bonus, as discussed in Section 3, after the Termination Date. Additionally, Executive shall be entitled to a one-time severance payment equal to one times the Executive’s Base Salary for the year in which the Executive is terminated plus the annual 100,000 cash bonus, as long as the previous year’s objectives were achieved, and the separation occurs prior to the payment of the prior year’s annual cash bonus. The separation payment will be made less all applicable federal, state and local withholdings, and shall be paid as a lump sum within 45 days of Executive executing a general release. In addition, if Executive is terminated by the Company without Cause or due to Executive’s resignation for Good Reason, all equity awards then held by Executive shall be treated as set forth in Section 6.4 of the Agreement.

(iii)            In the event that Executive is terminated by the Company without Cause or the Executive resigns for Good Reason within twenty-four months of a Change in Control, and executive signs a general release in favor of the Company, Executive shall receive his Base Salary, less applicable federal, state and local withholdings, for the remainder of the Employment Term, which Base Salary shall be paid out in accordance with the Company’s typical payroll practices. Executive will not be eligible to receive either any equity compensation, as discussed in Section 2 nor Annual Bonus, as discussed in Section 3, after the Termination Date. Additionally, Executive shall be entitled to a one-time lump severance payment equal to two times the Executive’s Base Salary that Executive is receiving at the time of his termination, plus, in the event the previous year’s corporate financial objectives were achieved, one-times the annual 100,000 cash bonus, if the separation occurs prior to the payment of the prior year’s annual cash bonus. The lump sum payment shall be made less all applicable federal, state and local withholdings, and shall be made within 45 days of Executive’s execution of a general release. In addition, if Executive is terminated by the Company without Cause or due to Executive’s resignation for Good Reason within twenty-four months of a change of control, all equity awards then held by Executive shall be treated as set forth in Section 6.4 of the Agreement.

5.            Vacation. Executive shall be entitled to receive four (4) weeks (20 business days) paid vacation time during each year of employment upon dates agreed upon by the Company, it being agreed that any unused vacation days will not be carried over from year to year but will instead be forfeited. In the event of Executive’s termination, Executive shall receive payment for any unused vacation days as of the date of termination.

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